Global Greensteam LLC

$72 Million Aera Project Financing

October, 2008

 Global Green Solutions Inc.

   Global Green Solutions Inc.
Corp Headquarters
789 West Pender Street, Suite 1010
Vancouver, BC V6C1H2
866-408-0153

TABLE OF CONTENTS

IMPORTANT NOTICES                                                                      1
EXECUTIVE SUMMARY                                        3
I.	INVESTMENT MERITS 5
II.	TRANSACTION STRUCTURE AND FUNDING 6
III.	THE AERA PROJECT 7
IV.	THE AERA CONTRACT 11
V.	FEEEDSTOCK SUPPLY 12
VI.	SUMMARY 13

APPENDIX A: THE AERA PROJECT MANAGEMENT TEAM 16 APPENDIX B: GLOBAL GREEN SOLUTIONS INC. and GLOBAL GREENSTEAM LLC MANAGEMENT TEAM 20

FORWARD LOOKING STATEMENTS

           Some of the statements in this Information Memorandum are forward-looking statements.  Forward-looking statements include statements regarding our intent, belief or current expectations (including statements preceded by, followed by or including forward-looking terminology such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or similar expressions or comparable terminology) with respect to various matters.  Forward-looking statements in this Information Memorandum include, among other things, statements regarding our ability to successfully negotiate licensing, strategic partnership, consulting services and other similar agreements; our ability to access additional customers and prospects via our strategic relationships; our performance; and our financial prospects, including our ability to continue as a going concern.

           Our actual results could differ materially from those anticipated from the forward-looking statements depending on various important factors.  These important factors include the uncertain and undeveloped market for our products and services, competitive pressures, the rapid pace of technological change and other factors.  Additional information concerning these and other risks and uncertainties can be found under the heading “Risk Factors” in our annual reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K.  Statements in this Offering Memorandum should be evaluated in light of these important factors.

           All forward-looking statements in this Information Memorandum are based on information available to us on the date of this Information Memorandum.  We do not undertake to update any forward-looking statements that may be made by us or on our behalf or by other industry participants or analysts in the Information Memorandum or otherwise.  Important factors with respect to the forward-looking statements, including certain risks and uncertainties could cause actual results to differ materially from those in such forward-looking statements.

IMPORTANT NOTICES

The financing has not been registered with or approved by the United States Securities and Exchange Commission or any securities regulatory authority of any state or other jurisdiction, nor has the Securities and Exchange Commission or any such authority passed upon or endorsed the merits of this Information Memorandum.  Any representation to the contrary is unlawful.  The financing offered hereby may not be directly or indirectly offered, sold or delivered in any jurisdiction except in compliance with applicable law.  This Information Memorandum does not constitute an offer or solicitation in any state or other jurisdiction in which such offer or solicitation is not authorized, or in which any person making the offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make such offer or solicitation.

No dealer, salesman, or other person, affiliated or unaffiliated with us, has been authorized to give any information or make any representations other than those contained in this Information Memorandum in connection with the financing described herein, and if given or made, such information or representations must not be relied upon as having been authorized by us.

Prospective investors are not to construe the contents of this Information Memorandum as legal, business, or tax advice.  Each prospective investor should consult his or her own attorney, business advisor, and tax advisor as to legal, business, tax, and related matters concerning this Information Memorandum.

Neither the delivery of this Information Memorandum at any time, nor any sale made pursuant hereto, shall imply that the information contained herein is correct as of any time subsequent to the date set forth on the cover hereof.

We will make available to each investor the opportunity to ask questions of and receive answers and additional documentary information from us concerning our business and the terms and conditions of this financing.  The information provided in this Information Memorandum is general in nature and investors are urged to request such additional information as they deem to be important in making an investment decision.

Each prospective investor, by accepting delivery of this Information Memorandum, agrees to return it to us if the prospective investor elects not to invest in the financing.

We reserve the right to accept or reject any offers for the financing in whole or in part.

EXECUTIVE SUMMARY

Global Green Solutions Inc. (“GGRN”) and its wholly owned subsidiary, Global Greensteam LLC (“Greensteam”) are seeking financing for the Aera project.  The project is a $75 million biomass to steam generating facility (the “Project” or the “Aera Project”) located in Bakersfield, CA, of which Aera Energy LLC, the customer, is providing $3 million.  The total external funds required are therefore $72 million.  This funding will be a combination of third party debt and equity.  Some of the debt financing for the Project may be in the form of Industrial Development Bonds.  The equity may be either tax or non-tax oriented equity pursuant to the investor’s preference.  Construction of the Project will begin when initial financing has been secured and will extend for a period of thirty months.

The Project consists of one ¼ scale unit for testing (hereinafter referred as “Pilot”) and ten (10) commercial Greensteam trains (hereinafter individually referred to as a “train” or “unit” and collectively as the “Project”), commencing after securing Aera acceptance of the pilot test. Each of these trains will consume about 50 thousand tons of biomass per year and generate 80 MMBTU per hour.  The Project will provide steam, pursuant to a five year (to be lengthened to 10 after the successful pilot test), take-or-pay contract, to Aera Energy LLC (“Aera”) for Aera’s use in its enhanced oil recovery (“EOR”) operations.  Aera is a joint venture between Shell and ExxonMobil.  Aera accounts for approximately 30% of the oil production of the State of California.  The Project is situated on land owned by Aera.  Given the scope of Aera’s operations and available biomass, the ultimate EOR opportunity for Greensteam may increase to between 30 to 50 individual trains.

The feedstock for the Project will be biomass to be purchased, under long-term strategic contracts currently being negotiated, from several of the large agricultural waste chipping and grinding companies located in proximity to the Project.  The Project is located in western Kern County, CA.  Kern County is in California’s Central Valley, the most productive agricultural area in the United States, especially in regards to tree crops, growing more than half of the nation’s fruits and nuts.  Effective in 2007, the San Joaquin Valley Air Pollution Control District passed a rule (Rule 4103, as amended most recently on May 17, 2007) prohibiting the open burning of tree crop biomass.  Tree crop farmers are now required to contract their harvesting, pruning and tree removal services through an existing infrastructure of chipper and grinder companies to either chip the biomass back into the fields, or, to deliver the material to a local biomass facility.  It is estimated that Rule 4103 will double the amount of biomass available in the Central Valley within 3 years to more than 2 million bone dry tons within a 60 mile radius.

Greensteam is wholly owned by Global Green Solutions Inc (www.globalgreensolutionsinc.com). Global Green Solutions develops and implements ecotechnology solutions for renewable energy and the reduction of greenhouse gas emissions.  Global Green Solutions Inc. is a U.S. publicly traded company (OTCBB: GGRN), with offices in Vancouver, San Diego, New York, London, Brussels, and Johannesburg. GGRN has constructed a model of the expected financial performance of the Project, as well as a full package of due diligence documents.  The model and documents are available to interested parties, on an as needed basis, upon execution of a Non-Disclosure agreement.

GGRN is seeking  proposals for the financing of the Project with immediate emphasis being placed on the financing of the Pilot.  All inquiries regarding the Project and its financing should be directed to:

Michael H. Gilbert, PE, CEM
VP Strategy and Business Development
Global Green Solutions Inc.
914-517-2071
MichaelGilbert@globalgreensolutionsinc.com
www.globalgreensolutionsinc.com

Additional information about Global Green Solutions, Inc, Greensteam, and the Project is set forth in the pages that follow this Executive Summary

I.           INVESTMENT MERITS

Strong Offtake Party:  The offtake party, Aera, is a joint venture between two of the largest oil companies in the world, Shell and ExxonMobil, and produces 30% of the oil produced in California.  Aera produces approximately 175,000 barrels of oil and 59 million cubic feet of natural gas each day and has proved oil and gas reserves equivalent to approximately 860 million barrels of oil.  Aera employs approximately 1,100 people. The Aera fields have a producing expectancy in excess of 20 years.

Offtake Contract:  The contract is a “take-or-pay” contract requiring Aera to purchase and continuously accept all of the steam generated by Greensteam all of the months of the year.

Favorable Offtake Pricing:   The revenues to the Aera Project are a function of the Southern California Border (“SCB”) price of natural gas.  The 2008 year to date average price of SCB gas is $8.59 per MMBTU.  The unlevered Project breaks even on a cash flow basis at a price of approximately $3.50 per MMBTU.

Abundance of Feedstock:  Recent environmental regulations, including (Rule 4103, as amended most recently on May 17, 2007), in the San Joaquin Valley have created a glut of feedstock for the Aera Project.  The new regulations prohibiting open burning of agricultural waste has left few alternatives for the disposition of the waste, thus making a significant amount of feedstock available to the Project once it is in operation.

Proven Technology:  The cyclonic burner technology is licensed from The Onix Corporation, who has successfully installed over 250 cyclonic combustors since 1985. Greensteam’s steam generator technology is the latest evolution of a design proven in hundreds of installations of this type, including 50 at Aera. GGRN has invested the last two years designing the project and testing key elements.

Favorable Emission Profile:  The Project is designed to operate at emission levels well below allowable emission standards for biomass combustion systems.

Experienced Management Team:  Greensteam’s management team has had responsibility for the successful construction and operation of $ billions of oil and gas, process and energy projects.  Each key member of management has over 30 years’ experience in constructing and operating projects like the Aera Project.  The team responsible for the development and design of the Project will have responsibility for the Project’s day-to-day operation.

Core Business for Global Green:  Global Greensteam and the Aera Project are core businesses for Global Green Solutions Inc.  Greensteam is GGRN’s primary business line and the success of the Aera Project is a vital component of GGRN’s and Greensteam’s business plans.  The entire GGRN organization is deeply invested in the success of the Aera Project.  The success of this initial project will pave the way for other, significant opportunities for Greensteam with Aera and will enhance Greensteam’s development of two other projects under development.

II.           TRANSACTION STRUCTURE AND FUNDING

The Aera contract calls for the construction and operation of a Pilot (¼ scale unit) and ten (10) Greensteam trains.  Under the provisions of the contract, Greensteam will build an initial Pilot heat train to prove performance capabilities. After Aera acceptance of the “proof of concept” and notice to proceed, construction on 10 Greensteam trains will begin.  Greensteam has an experimental operating permit for 180 days for the Pilot, 30 days of which will be used for an Aera acceptance test.   A full-scale operational permit application will be submitted during construction of the pilot plant.

The budget cost of the Pilot train is $4.6 million dollars and it will cost approximately $800,000 to operate it for an estimated 4 months to secure Aera’s approval, for a total of $5.4 million.  Aera will invest $3 million toward the construction of Pilot unit which will be paid back via additional discount on the first commercial unit steam.  Greensteam is seeking financing of the remaining $2.4 million from the investor(s).

Aera supports a 10 year offtake agreement and intends to amend the contract to include that term after the successful Pilot plant test.

At the time that initial orders are placed for the equipment that comprises the Pilot, Greensteam will make a 20-30% down payment of the value of the equipment ordered, with the remaining progress payments for equipment cost being made over a period of 10-24 week equipment delivery cycle.  Site preparation will be accomplished in parallel with the equipment delivery cycle.  Equipment installation will occur as equipment is delivered, with the installation completed 30 days after the last equipment delivery.  Once installed, the equipment will undergo calibration and commissioning for 30 days followed by, the 30-day Aera acceptance test.

Upon completion of the 30-day Aera acceptance test, Greensteam will have 30 days to submit a report to Aera regarding the performance of the Pilot.  Upon receipt of the report from Greensteam, Aera will have up to 60 days to review the report and either: a) execute the contract for all 10 trains, or b) cancel the Aera contract, upon which cancellation, Aera will forfeit its $3 million investment.

Then the Pilot will be operated for the balance of the 180-day experimental test period in order to further fine tune operations to establish “best” operating parameters.  During the entire 180 day experimental test period, Aera will continue to purchase steam from Greensteam at the prices negotiated in the Aera contact.  .

The following is a tentative schedule for the Pilot and full commercial Trains after securing investor(s) commitment:

Month 1-7                                              -         Construct Pilot
Month 2-7                                              -         Site Construction
Month 4                                                 -         Apply for Operational Permit
Month 8                                                 -         Pilot Commissioning and Test Readiness
Month 9-10                                            -         Aera Testing
Month 11                                               -         Aera Acceptance and Approval to Proceed
Month 12-18                                          -         Construction of First Commercial Train
Month 18                                               -         First Commercial Unit Steam
Month 20-32                                          -         Construction of Remaining 9 Commercial Trains

III.   THE AERA PROJECT

Overview

The Aera Project has been under consideration by Aera for approximately two years.  The Aera Project will be composed of ten individual trains each of which will generate approximately 80 MMBTU per hour and will be located at an Aera site in the vicinity of Bakersfield, CA.  Aera produces 175,000 barrels of oil per day and will use the Project’s production for enhanced oil recovery.  Aera is currently operating gas-fired steam generators and wishes to reduce its steam costs and improve the environmental sustainability of its operations.  It is Greensteam’s target to replace 50% of Aera’s current gas-fired steam generation with Greensteam biomass-fueled trains, approximately 5 times the size of the current contract.  Treated feedwater for steam production will be provided by Aera at no cost.  Electricity for the Project will also be provided through Aera’s systems at a negotiated rate favorable to the economics of the Project and natural gas for commencing the steam generation process (a very small amount is required) will also be provided by Aera.  For a more comprehensive description of the Aera contract, please see the “Aera Contract” section, below.

GGRN is acting as the EPC contractor in the construction of the Pilot.  The full project implementation strategy will occur after the successful demonstration of the pilot system.  GGRN has the technical capability to manage the project, but the may later engage an EPC contractor if GGRN and its investment partners deem prudent, or as required to obtain debt financing.

Process and Equipment Description

The Project replaces Aera’s natural gas-fired steam generators with Greensteam’s waste biomass-fired steam generators.  In addition to producing cost-effective steam, the Project displaces natural gas (a fossil fuel) with renewable biomass, thus reducing greenhouse gas emissions.
The following is a schematic diagram of one of the Greensteam trains.

Aera Greensteam Process Flow Diagram

Storage
Material Preparation
Material Receiving
Waste Biomass Delivery
Material Drying
Cyclonic Combustor
Air
Exhaust
Heat Recovery Steam Generator
Treated Water From Aera
Process Steam to Aera
Ash Disposal

The process consists of a receiving and material handling system, a Greensteam cyclonic combustion system including combustor and drier, a heat recovery steam generator and appropriate pollution control equipment.

The material receiving system receives waste biomass fuel, removes contaminants, and sizes it for common storage.  The material handling equipment for the initial receipt of the biomass is equipment that has been adapted from the coal and cement industries and optimized for the biomass to be combusted at the Project.  The receiving and material handling equipment is of standard design and will be sourced from major manufacturers

Biomass will be dried and sized to ensure optimal combustion.  Heretofore, biomass has been combusted in a wet state which reduces its combustibility and its efficiency of burn.  Greensteam will dry and size the biomass to conditions prior to combustion, which will result in a more efficient burn and lower emissions (particularly NOx and CO).  Greensteam has performed extensive testing to determine the optimal biomass particle size and moisture content for combustion.  The drier will be manufactured locally by an experienced oil field fabricator to Greensteam specifications under exclusive license from The Onix Corporation.

The combustor efficiently burns the material and creates a hot gas which is transported to the heat recovery steam generator.  Combustion occurs in specially designed, vertical, cylindrical reactors which discharge hot gaseous combustion products into the heat recovery steam generator.  Pulverized biomass is blown into the cyclonic burner where it is efficiently oxidized. Cyclonic burners have been in continuous operation since 1985 and have reliably and cost-effectively provided millions of BTUs at costs below fossil fuel production. The combustor will be manufactured locally by an experienced oil field fabricator to Greensteam specifications under exclusive license from The Onix Corporation.

The heat recovery steam generator transfers heat from the hot gas to feedwater supplied by Aera.  Greensteam’s heat recovery steam generator is specifically designed to complement the cyclonic burner biomass combustion characteristics to maximize heat transfer efficiency and unit availability while minimizing emissions.  Greensteam’s engineering and operations manager has designed and installed 200 steam generators, including 50 on the Aera site. The HRSG will be manufactured locally by an experienced oil field fabricator.

The pollution control system captures residual combustion products, primarily particulates that are non-combustible.  Ash, the primary waste product, will be sold to local companies as either agricultural soil amendment or construction fill amendment. The receiving and material handling equipment is of standard design and will be sourced from major manufacturers

The overall process incorporates unique enhancements to the waste biomass combustion/steam generation process. The Greensteam process creates dramatically lower levels of undesirable combustion byproducts such as NOx, VOCs, CO, and particulates.  Based upon test data, Greensteam believes it will set the USEPA standard for best available control technology (BACT) for biomass combustion.  An experimental air quality permit has already been received, and emissions testing during the Pilot at the Aera site will verify the emissions characteristics for the Greensteam system. Patent protection on these process enhancements is being pursued.

Capital Costs:

AERA CAPITAL EXPENSE ESTIMATE TOTAL            74,960

REMAINING ENGINEERING                         2,331
MECHANICAL                                                                                52,850
Major Mechanical Equipment                                              33,099
Labor and Material                                                                       19,751

ELECTRICAL                                                                                 11,731
Major Electrical Equipment                                                            5,615
Labor and Materials                                                                           6,117

MISC. INFRASTRUCTURE                                                            2,650

Pilot Project (including test period opex)                                            5,400

IV.         THE AERA CONTRACT

The Aera contract calls for the construction and operation of a Pilot (¼ scale) unit and ten (10) Greensteam trains.  Under the provisions of the contract, Greensteam will build an initial Pilot heat train to test the performance capabilities of the Greensteam design “proof of concept” thereafter construction on 10 Greensteam trains will begin.  Greensteam has an experimental operating permit for 180 days for the Pilot, 30 days of which will be used for an Aera acceptance test.  The contract has a preliminary term, on a train-by-train basis, of five (5) years from the first commercial delivery of steam by each train. Aera supports a 10 year offtake agreement and intends to amend the contract to include that term after the successful Pilot plant test.

Aera will invest $3 million toward the construction of Pilot unit which will be paid back via additional discount on the first commercial unit steam.

The Aera contract is a “take or pay” contract.  The contract has options for the renewal of the contract at the mutual election of the parties for an unlimited number of increments.  Both parties expect the contract will be renewed for 20 years.  The contract specifies the construction of ten (10) “trains”.  The site is being provided by Aera under a site license coterminous with the term of the contract, and is being made available at no cost to Greensteam.

Under the provisions of the contract, Greensteam is obligated to continuously deliver steam to Aera during all of the months of the year, subject to reasonable shutdown periods for maintenance and modifications of a train.  Aera agrees to continuously accept steam delivered by Greensteam for all months of the year, also subject to reasonable shutdown periods for maintenance and modification.

Under the contract, Aera is obligated to provide Greensteam with the electricity, natural gas, feedwater for the generation of steam and additional water necessary for Greensteam’s operations.  The feed water and utility water are provided to Greensteam by Aera at no cost to Greensteam.  Pricing of the electricity and natural gas provided by Aera is discussed below.  Aera is responsible for designing and constructing the steam pipeline, and Greensteam is responsible for designing and constructing all of the requisite utility service lines needed for the operation of a train from its site on the Aera property to the relevant Aera interconnection points.

Revenues to Greensteam under the Aera contract are calculated based on a formula.  Revenue is derived from the heat content of steam (in BTU) delivered to Aera.  The price per BTU is linked to the Southern California Border Gas Price of natural gas (“SCB”).  At lower SCB prices, Aera pays the SCB price.  At higher SCB prices, Aera pays the SCB rate less a discount.  The revenue formula provides a benefit to Aera, especially when natural gas prices are high, and takes advantage of Greensteam’s ability to generate steam at less cost and volatility than gas or oil fired steam generating systems.  Thus, the revenue formula for Greensteam’s charge to Aera varies with the price of natural gas.  Subtracted from this revenue are the operating costs of electricity and natural gas provided by Aera.  The Project requires a nominal amount of natural gas during start up.  Gas to be provided by Aera is also priced off of the Southern California Border Gas Price of natural gas.  The price of electricity to be provided by Aera is also set as a function of the SCB gas price

In addition to the basic revenue and cost structure, the two parties to the contract have agreed on the distribution of air emission credits and offsets and on the distribution of carbon credits and offsets.

Air Emission Allowances:    Aera will gain air emission allowances for equipment shut down and replaced by Greensteam trains, and currently owns additional air emission allowances which will also be made available to the Project.  The Aera contract calls for emission allowances for equipment shut down and replaced by the Project to be made available to Greensteam at no cost to Greensteam.  The additional allowances from Aera’s allowance bank will be “rented” annually to Greensteam at fair market value.

Carbon Credits:  Under the provisions of the contract, each train will be structured as a natural gas to biomass fuel switch project and will be registered with the California Air Resources Board as a greenhouse gas emissions reduction project that will reduce Aera’s carbon dioxide footprint.  Any global emissions credits allowed under laws and regulations are owned by Greensteam.  Greensteam is compensated with 20% of the available credits.  The remaining 80% of the credits are available to Aera on a right of first refusal basis at a 50% discount from the then commercially reasonable market price.

V.         FEEDSTOCK SUPPLY

The Aera Project is located in western Kern County, California.  Kern County is in the southern part of an area in California’s Central Valley.  This area is rich in biomass, producing roughly a third of the total biomass supply available in California.  The main source of biomass in this area is agriculture, especially in regards to tree crops, growing more than half the nation's fruits and nuts.

A tremendous amount of biomass is generated every year from the harvesting, pruning and removal of these tree crops (i.e., almonds, walnuts, peaches, pistachios).  Previously, the biomass generated from tree crop activity was allowed to be burned at the farm.  In order to address declining air quality, however, the local air district in the Central Valley passed a rule (Rule 4103) prohibiting the burning of tree crop biomass.  This is creating a glut of supply, and tree crop farmers are now required to contract their harvesting, pruning and tree removal services to an existing infrastructure of chipper and grinder companies to either, chip the biomass back into the fields, or to deliver the material to a local biomass facility.  Greensteam estimates this will likely double the amount of agricultural biomass available in the Central Valley to in excess of 2 million bone dry tons within a 60 mile radius of the project site (the project at full build out will consume 480,000 tons).

Greensteam studied the market in detail for 2 years, reviewing the cost structure, processes and needs of the suppliers.  Greensteam also evaluated  the contracting approach used by other buyers of agricultural waste (report available under NDA), and has developed a strategy for radically improving the supply chain process and contracting practices for agricultural waste in a way which  benefits both Greensteam and the suppliers.

Two of the major biomass suppliers in the Central Valley have already expressed interest in exclusive long term contracts to supply the 480,000 tons of biomass per year required by the Project at its full ten train build-out on a natural gas price indexed basis.  A letter of intent from one of them is available under NDA.

VI.         SUMMARY

The Aera project has been the subject of thorough development and review by its offtake party, Aera, for approximately two years.  Thus, the Project has the full backing and sponsorship of Aera and is part of Aera’s strategy to reduce its operating expenses and meet greenhouse gas emission targets.  Aera is a joint venture between two of the largest oil companies in the world, and has demonstrated their commitment by pledging $3 million to the pilot project.

The Project’s technical design is low risk, with all of the components having been proven in the marketplace.  Overall process design improvements have been made by Greensteam to optimize operation for the feedstock being used, while minimizing the emissions created by the combustion process.  The equipment will be manufactured by experienced, proven manufacturers.

There is more than sufficient biomass fuel available at favorable pricing.  Potential suppliers have endorsed Greensteam’s long term strategic contracting practices.  Recent environmental rules are creating an abundance of feedstock for the Project.  The member of the Greensteam team responsible for negotiating the feedstock supply has been active in environmental issues in the San Joaquin Valley for over twenty years.

The Project will provide excellent financial returns that are significantly above biomass norms.
The Project is being managed by members of the Company’s senior management.  The members of the Greensteam team each have nearly thirty years of experience in designing and operating complex processing and generating facilities.  An extended team of experts has also been assembled to ensure the operation of the Project.  The team that is designing the Project will also be operating the Project.

VII.                      GLOBAL GREENSTEAM AND GLOBAL GREEN SOLUTIONS INC.

Global Greensteam

Global Greensteam is a subsidiary of Global Green Solutions Inc.  Global Greensteam is an eco-technology solution that converts waste biomass into steam and/or electricity at lower cost than using natural gas and oil.  Biomass is considered a carbon neutral fuel with respect to greenhouse gas emissions.  Greensteam’s combustion process is designed to meets the world’s strictest air emissions standards and can be permitted in virtually any air quality jurisdiction. It is an environmentally-preferable disposal method for agricultural, wood and manure wastes, as many jurisdictions now restrict waste biomass from being openly burned, deposited in landfills or applied to fields.

Global Greensteam’s business is to build, own and operate waste biomass-to-energy plants.  Each Greensteam project is structured as an individual LLC to facilitate project specific investment. Current opportunities under development for steam and steam-to-electricity projects, include Aera Energy LLC in California (Global Greensteam LLC, steam), and South African Pulp and Paper Company (LLC not yet established, process steam and electricity).

Timely Market Opportunities for Greensteam

The Greensteam solution has broad applicability for efficiently generating both steam and/or electrical power from waste biomass.  Greensteam is a particularly effective solution where there is any combination of:

- Waste biomass
- High natural gas and/or electricity costs
- Renewable Portfolio Standard/Voluntary Market/Clean Development Mechanism
- Landfill disposal constraints
- Stringent air quality requirements

Greensteam solutions are appropriately sized to match the generally available concentrations of waste biomass supply, making it an excellent fit in small to medium applications in areas with waste biomass disposal issues. For these applications, Greensteam has a cost advantage over other technologies.

Strategy

Greensteam’s overarching strategy is to provide an economical renewable energy solution to situations with market constraints driven by environmental regulations and an available biomass which can be transformed from a disposal problem to an effective fuel source.  Low biomass fuel costs and increased demand for renewable energy are driving market demand and renewable energy sale pricing.  Greensteam intends to be first mover in those areas in order to establish strong local political and market traction.  Greensteam’s ultra-low NOx emissions profile makes it a particularly attractive solution.

After an anchor customer is established, new opportunities are targeted by either a common geography or application.  Success on the initial Aera application will lead to additional opportunities within both Aera and in the San Joaquin Valley.  Success with the first South African Pulp and Paper Company application will lead to a broad deployment with that company, which owns approximately 10 similar mills, and to other applications within South Africa.
For each project, Greensteam develops long term (5-10years) biomass fuel supply agreements for at least 80% of the biomass feedstock required for a specific project.  The main offtake contract is for energy supply and the biomass is either customer-supplied as part of the offtake agreement (South African Pulp & Paper Company) or contracted externally from local sources (Aera).

Greensteam’s strategy is also to have an in-depth local presence.  This is valuable for local government permitting support, local community support, favorable terms for financing, siting, fuel supply, etc.  This local presence may come from GGRN operations, the customer, or from a local partner.

Global Green Solutions Inc

GGRN’s mission is the further development, acquisition and commercialization of ecotechnologies which support its growth in renewable energy generation and greenhouse gas emissions reduction businesses.  The Company’s key technologies are “Vertigro”, the production of algae for biofuel feedstock and other products and Global Greensteam.  The company recently announced it was divesting itself of Vertigro to focus on Greensteam.  GGRN is a publicly traded company with offices in Vancouver, San Diego, New York, London, Brussels and Johannesburg.
The company’s web site is at http://www.globalgreensolutionsinc.com.

APPENDIX A:  The Aera Project Management Team:

Craig Harting, COO of Global Green Solutions, is responsible for the Aera project.  Mr. Harting’s biography is included in the GGRN Management Team section in Appendix B, below.  The following are biographic summaries of the other key members of the Aera Project management team:

CORE TEAM

Joe Mitchell, Engineering and Operations Manager
Global Green Solutions Inc.
Joe has 30+ years of experience designing, building, and operating steam generation plants for the oil industry worldwide.  For the past 11 years, he has consulted with the major oil and gas companies in California to enhance and optimize their steam production.  Previously he was employed by Mobil Oil Corporation and Texaco Inc. in oil and gas production operations.  Joe has designed and built more than 200 steam generators, including a project of 64 units where the first 22 units became operational in 26 weeks.  He pioneered low cost reduced NOx technology for oil field combustors which enabled a 167% increase in steam and oil production.

Nathan de Boom, Fuel Supply Manager
Global Green Solutions Inc.
Born in Chino, CA, Nathan comes from a family that has dairy farmed in Southern California for over 60 years.  He has worked as an environmental specialist, chief of staff and executive director for the Milk Producers Council, a non-profit dairy organization serving the dairy industry in California.  He also consults on agricultural- based renewable projects and participates in the development of environmental policy in public and regulatory agencies.  Currently, he is chairman of the Agricultural Pool and Advisory Pool for the Chino Basin Watermaster, and a director on the Southern California Land Foundation.  He is a past or present member of multiple technical committees for regulatory agencies, including the Air Resource Board, the South Coast Air Quality Management District, the San Joaquin Valley Air Pollution Control District Advisory Group, the State Water Board, the Central Valley and Santa Ana Regional Water Quality Control Board, and the California Energy Commission and Sustainable Conservation.

Alan Van Zandt, Control Systems Manager
Global Green Solutions Inc.
Alan has 30 years control systems experience.  He spent 12 years with CE-NATCO, working on oilfield process applications and seven years at National Cement as an automation engineer, working on large material handling applications.  He was also employed for four years working by Fluor Daniel as control systems principal designer, and spent 7 years as an independent control systems consultant. He has extensive knowledge of relay logic, pneumatic and electronic control systems.  He has developed specific expertise in software applications development, including custom PLC programs for Allen Bradley, GE, Sylvania, and Modicon, applications on Fisher, Honeywell, Foxboro, Rosemount, Cosa, TECO, Taylor, Yokogawa, ABB, Action Instruments, West, Wonderware, Nematron, and Xycom systems. He wrote the first universal steam generator program for Mobil Oil used on 108 units without modification, and developed standardized and reusable “function block” ladder logic code for National Cement.  He has extensive application knowledge of burner systems from North American Manufacturing, Mitsubishi, Hauk, Maxon, and Eclipse.

Ted Conway, Engineering Manager
Processes Unlimited International, Inc.
Process Unlimited, headquartered in Bakersfield, CA, is providing the overall engineering leadership for the Aera Project and providing the design and detailed engineering for the common materials handling area.
Ted has 15+ years experience across multiple disciplines, including manufacturing, project management, and construction, including extensive experience in material handling projects and maintenance.  He was employed for seven years at Lehigh Southwest Cement, where he begin his career as a maintenance engineer and was promoted to the position of maintenance manager, responsible for maintaining and improving a capital investment of over $250 million and managing a $12 million yearly budget.  He was previously employed by Lortz Manufacturing, a Bakersfield steel fabrication, machining, and assembly firm, where he began as a project manager and progressed to plant operations manager, directly responsible for 70+ employees and $9 million in annual production.  Ted has a B.S. in mechanical engineering from California Polytechnic University.

Wayne Bishop, Project Manager
PCL Construction, headquartered in Bakersfield, CA, is providing local shop fabrication and field construction for the Aera Project.
Wayne Bishop has over 22-years of experience in the energy sector.  He worked the last twelve years for AES, a global power company.  Responsibilities included permitting, detail design, construction and operations of power plants up to 480 MW per unit and facilities up to 2000 MW, and project management for power projects up to $500 million.  While working as a Team Leader at the 50MW AES Delano Biomass power plant he was responsible for root cause analysis of failures and providing recommendations for action along with developing a 10-year business model with a new power purchase contract as to extend the business another ten years beyond its useful life cycle.  He previously worked at CE-Natco, the largest manufacturer of surface equipment servicing the oil and gas industry in the world.  While employed for CE-Natco, Wayne held several positions, including general foreman, and controls engineer.  Responsibilities included construction, maintenance, automation and troubleshooting of Steam Generators, Free Water Knock Outs, Automatic Well Testers, Heater Treaters, Glycol Units, Amine Units and Flue Gas Desulfurizer.

EXTENDED TEAM

Charles Verhoff, CEO
The Onix Corp.
Charles is a biomass combustion project consultant for the Global Greensteam team as well as president and CEO of The Onix Corporation.  The Onix Corporation is a manufacturer of biomass fuel fired cyclonic burners and rotary drum drying systems.  Charles, a native of Northwestern Ohio, has a B.S. degree in industrial engineering from The Ohio State University and is a third generation member of a large family-owned industrial/agricultural corporation that produces and exports pelletized feed, fertilizer and fuels. The Onix Corporation delivered its initial systems to the Verhoff family business 22 years ago, and has since provided hundreds of systems worldwide.  Onix pioneered innovative combustion processes converting traditional difficult to burn solid fuels into environmentally friendly natural gas substitutes. These solid fuel sources include bagasse, charcoal, coal, corn, corncobs, dried peat moss, dried wood chips, horse manure, MDF, OSB, paper, paper sludge, sawdust, shavings, thermoplastics, thermosetting plastics, wood flour and wood waste.  Onix has a research and manufacturing facility in Northwestern Ohio for preparation and testing of potential fuels and dryer feedstock.

Mike Kelly, Air Quality Manager
Vector Environmental
Mike is the president and CEO of Vector Environmental, Inc.  He has 30 years experience in air quality management and planning.  Mike began his career in 1979 as an air quality engineer for a major oil company.  In 1992 Mike left the petroleum industry and founded Vector Environmental, Inc.  He provides consulting services for a wide variety of air quality related activities including federal and local permitting, dispersion modeling and air quality impact analysis.  Mike continues to work closely with the petroleum industry in California and frequently serves as an industry advocate.

David Wolfer, Control Applications Manager
Innovative Engineering Systems, headquartered in Bakersfield, CA, is providing control systems engineering for the Aera Project.
A professionally licensed Electrical Engineer with twenty years experience in project management, design and implementation of industrial power and control systems, Mr. Wolfer is president of IES, a company of hands-on technical professionals.  IES specializes in working closely with clients from conceptual design through implementation with a cross section of in-house engineering, design, programming and implementation talent.  The staff consists of experienced professionals that have primarily focused on turnkey design and implementation of systems for petrochemical, food processing, and manufacturing facilities.  IES has a staff of California licensed Electrical and Control Systems Engineers, is a California licensed C10 electrical contractor, a U.L. listed industrial panel fabricator, and a Wonderware Systems Integrator.

Ralph Miller, Mechanical Department Manager
And Heat Train Integration Manager
Ventura Engineering, headquartered in Columbus, OH, is providing design and engineering for the heat train portion of the Aera Project.
Mr. Miller has more than 36 years of experience in consulting engineering.  Many years of this experience was in the design and cost estimates for mechanical and process systems used by industries. The designs include various utility systems, building services, manufacturing processes, mechanical conveying, industrial ventilation, pollution control, heating and air conditioning, and fuel systems.  He is the manager of mechanical/process design teams and coordinates design of mechanical systems for projects with other design disciplines including electrical, structural, and control instrumentation.  He has completed designs for chemical plants, boiler plants, pharmaceutical processes, food and pet food manufacturing, distribution centers, various other industrial facilities including wood pellet manufacturing, and heat recovery.

Les Toth
Processes Unlimited International Project Manager
Power Train Manager
Processes Unlimited is an international energy engineering company that retained Les to augment the company’s expertise in the design of electric generation systems and power plants.  Les has personally been in the power generation business since the early 1970,s with special emphasis on performing and managing the engineering, design, construction and permitting of renewable energy power projects including interfacing with fuel suppliers, utilities and managing the environmental and regulatory process through numerous and varied governmental agencies.  Les is a California Licensed Professional Engineer (Mechanical) and has an MS Degree in Mechanical  Engineering from Cal. State University Northridge with special emphasis on thermodynamics, Rankin Cycle power generation and large rotating machinery.  Part of his varied experience includes successfully managing the pre-development requirements and the engineering and permitting process through the California Energy Commission for a 500 MW natural gas fueled combined cycle power plant in Northern California.  Prior to this effort, Les was Vice President of Engineering and Construction for Pacific Energy where he was responsible for the development, engineering, permitting and construction of over twenty-five renewable energy power plants using landfill gas or wood chips as fuel.

Jon Carrithers, Safety and Risk Manager
Scenario Regulatory Management Systems
Jon has 28 years of experience managing environmental, health, safety (EHS) and crisis response issues for the former Mobil Oil Corporation and his clients.  At Mobil, Jon worked in oil and gas production, EHS Engineering, and as an internal Crisis and EHS Management System Consultant based from corporate headquarters.  In this role, he performed risk assessments and developed risk and crisis management systems for Mobil business affiliates in South America, the Middle East, Central Asia, and Africa.  For the past 8 years, Jon has been providing his expertise to industrial, maritime, and construction industry clients as the owner Scenario Regulatory Management Systems.  Jon holds an M.S. in Systems Management from the University of Southern California and is a graduate of Cal Poly-San Luis Obispo with a B.S. degree in Mechanized Agriculture.  Prior to completing his formal education, Jon worked in farming, ranching, and construction jobs as a welder, mechanic, and equipment operator.

APPENDIX B:  The GGRN and Global Greensteam Management Team:

J. Douglas Frater, Chief Executive Officer
Mr. Frater joined Global Green Solutions Inc. in April 2006 as president and CEO of Global Green Solutions Inc. (USA) and Managing Director of Global Green Solutions Ltd. (UK).  He has 30+ years of experience in the energy industry, primarily in oil and gas and petrochemical industrial process automation and control technology.  Prior to joining GGRN, he was a managing partner with Sigma Consult in Brussels, Belgium, where he was a sales, marketing and business development consultant to new technology and solution integration companies in the oil and gas markets.  From December 1995 to March 2003, Mr. Frater was with Honeywell International's Industrial Automation and Controls Division as Global Vice President - Oil and Gas and previously Sales Vice President, Europe, Middle East and Africa and Global Director, Oil and Gas Business and International Projects.  Mr. Frater's work with Honeywell included senior management assignments in Europe, the Middle East and Asia.  Mr. Frater’s experience also includes working with start-up companies and joint ventures in the UK and China.  Mr. Frater's other business experience was with ICS plc in Scotland and the Middle East where he was a Director and General Manager for 15 years.  He started his career with BP Refining where he worked for 6 years.

Craig Harting, Chief Operating Officer
Mr. Harting joined Global Green Solutions in May, 2006 as Vice President of Marketing and Technology and was appointed Chief Operating Officer in December of 2006.  He has 30+ years of experience in acquiring, developing and marketing products and services to process industries worldwide.  Prior to joining Global Green Solutions, Mr. Harting served as Chief Investment Officer of Integrated Wealth Management, a registered investment advisory firm beginning in May 2003.  From September 1973 to February 2003, Mr. Harting was employed by the Industrial Business unit of Honeywell Inc.  In his work at Honeywell, Mr. Harting managed 1500 project managers and engineers and directed project implementation for process industry customers.  He also served as vice president of marketing, responsible for strategic direction of the business including $100M+ new product developments and unique customer relationship strategies.

Michael Gilbert, Vice President, Strategy and Business Development
With 20 years of private and public sector energy and environmental experience, Mr. Gilbert is responsible for leading strategy and business development for Global Green Solutions.  Mr. Gilbert previously provided business strategy consultation to several clean-tech companies, served as Pitney Bowes’ Energy and Environmental manager and later as their manager for Futures Strategy.  Mr. Gilbert was a founding partner of the Green Power Market Development Group, a collaboration of twelve leading corporations and the World Resources Institute dedicated to building corporate markets for green power.  He began his career with the U.S. Environmental Protection Agency remediating hazardous waste sites, and later managing international environmental assistance programs for Central and Eastern Europe.  Mr. Gilbert possesses an understanding of the relationship of energy to the environment from both a technical and business perspective.  He holds a BS in Agricultural and Biological Engineering and a MS in Environmental Engineering from Cornell University, as well as an MBA from the University of Connecticut.  Mr. Gilbert is a licensed professional engineer (PE) and certified energy manager (CEM).

Arnold Hughes, Chief Financial Officer
Since April, 2006, Mr. Hughes has been the principal financial and accounting officer for GGRN.  Mr. Hughes has 30 years of experience in corporate finance matters.  His previous positions include senior associate with MCSI Consulting Services, Inc., a corporate financial consulting firm, management consultant with Team Development Plus, a management and operational effectiveness consulting firm, chief financial officer of the Connor, Clark & Lunn Financial group of institutional investment management firms, and controller for Pexim Enterprises Inc., a specialty lumber trading company with principal markets in Japan and Western Europe.  Mr. Hughes' other business experience includes financial and accounting roles in the cellular communications, sulfur, and oil and gas industries.  Mr. Hughes has an MBA from Simon Fraser University and a B.Sc. from the University of British Columbia.

Messrs. Harting, Gilbert and Hughes are the members of the management team directly responsible for Greensteam- Aera.